Exhibit 99.1

Berkshire Hills Reports Third Quarter Results; Dividend Declared

BOSTON, October 28, 2019 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) reported third quarter 2019 GAAP net income of $23 million, or $0.44 per share, compared to $25 million, or $0.52 per share, in the prior quarter. The non-GAAP measure of core earnings totaled $24 million, or $0.46 per share, compared to $32 million, or $0.65 per share, in the prior quarter. Non-core earnings are net of discontinued operations and merger charges which in 2019 were related to the May 17 acquisition of SI Financial Group, Inc. Third quarter results included a $16 million loan loss provision ($0.23 per share after tax) related to the full charge-off of a commercial loan which defaulted in September due to potential fraud. Before this loan charge, core EPS increased to $0.69 from $0.65 in the prior quarter due to improved revenue and efficiency.

THIRD QUARTER FINANCIAL HIGHLIGHTS (income statement metrics are compared to the prior quarter):

•	8% increase in net revenue from continuing operations
•	3.22% net interest margin, increased from 3.19%
•	17% increase in fee income from continuing operations
•	53.4% efficiency ratio, improved from 56.4%
•	0.28% non-performing assets/assets

CEO Richard Marotta stated, “We made good progress with our initiatives in the third quarter. Revenue grew strongly, including the benefit of a full quarter of SI Financial operations, an improved margin, and good fee income gains. Expense initiatives contributed to improved efficiency. Income declined due to a charge-off of a $16 million commercial loan which defaulted in September as a result of potential borrower fraud. Credit performance has otherwise remained solid. Liquidity and capital measures continued to strengthen, and our per share measures of book value and tangible book value improved over the prior quarter.”

Mr. Marotta continued, “We also announced that J. Williar (“Bill”) Dunlaevy was elected as Chair of the Board effective December 1, 2019. Our current Chair, William J. Ryan, is stepping down from that role due to health reasons, but will remain active on the Board. I’m grateful to Bill Ryan for his leadership and insights built over his successful and prominent banking career. As a career banker, Bill Dunlaevy will provide important insights as we move forward in building a 21st century community bank with a strong focus on maximizing the business benefits of expanding our operations and customer base to be more diverse and inclusive.”

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Mr. Marotta concluded, “During the third quarter, we introduced our Friends and Family Fund CD aimed at helping entrepreneurs of color access the seed capital they need in order to launch the businesses of their dreams. We also made progress in developing our storefront initiative and expect to have more announcements about that program before year-end. We completed the systems conversion of our acquired SI Financial operations early in October and expect to complete the merger integration on plan and within budget by the end of the year. Our combined teams are well positioned to deliver the benefits of this merger as we move forward into 2020.”

DIVIDEND DECLARED

The Board of Directors approved a quarterly cash dividend of $0.23 per common share to shareholders of record at the close of business on November 14, 2019 and payable on November 27, 2019. The dividend equates to a 3.0% annualized yield based on the $30.44 average closing price of Berkshire Hills Bancorp common stock during the third quarter of 2019. Effective on the same dates, the Board also approved a quarterly cash dividend on preferred stock totaling $0.46 per share.

FINANCIAL CONDITION

Total assets were $13.5 billion at September 30, 2019. Total loans decreased by 2% during the quarter, including targeted runoff of indirect auto loans and accelerated prepayments of residential mortgages resulting from a dip in mortgage interest rates. Approximately $50 million in acquired or syndicated non-relationship commercial balances were released. The Company continues to hold its $169 million commercial aircraft portfolio for sale. The 0.28% ratio of nonperforming assets to assets remained below the 0.30% ratio reported a year ago. Accruing delinquent loans were 0.55% of loans, remaining below the 0.60% year-ago ratio. The ratio of the loan loss allowance to total loans decreased to 0.64% from 0.66% over this time.

Total deposits decreased by 1% during the quarter due to a $53 million decrease in overnight payroll related balances and a targeted decrease of approximately $100 million in wholesale brokered deposits. Leverage and liquidity ratios improved. Book value per share increased by $0.31 to $34.36 and the non-GAAP measure of tangible book value per share increased by $0.17 to $22.42. During the third quarter, the Company repurchased 800 thousand shares of common stock at an average purchase price of $30.48 per share.

RESULTS OF OPERATIONS

GAAP earnings were $0.44 per share in the most recent quarter, compared to $0.52 per share in the prior quarter. Earnings per share were reduced by $0.23 due to the charge-off of the aforementioned $16 million loan which was partially offset by a $0.08 per share reduction in after-tax merger related expenses. Many measures of revenue and expense, as well as average diluted shares, increased over the prior quarter due to the full quarter impact of the SI Financial operations acquired for stock on May 17, 2019.

The non-GAAP measure of core earnings totaled $0.46 per share in the most recent quarter. This measure is reconciled to GAAP earnings on pages F-9 and F-10 of the financial tables. Core EPS totaled $0.65 in the prior quarter. In the most recent quarter, core earnings totaled $0.69 per share before the $0.23 net impact of the $16 million aforementioned loan charge-off. Third quarter results benefited from higher revenues and improved efficiency. The primary non-core items in the third quarter were SI Financial merger related charges and operating earnings of the national mortgage banking operations which are deemed held for sale and classified as discontinued.

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Net revenue from continuing operations increased by 8% compared to the prior quarter, including a 6% increase in net interest income and a 17% increase in fee income. Interest income benefited from a full quarter of SI Financial earning assets, as well as an increase in the net interest margin to 3.22% from 3.19%. As a result of lower interest rates and reduced wholesale funds, the Company’s funding costs decreased quarter-over-quarter to 1.32% from 1.41%. The total margin benefit from purchase accounting was 0.16% compared to 0.11% in the second quarter.

Fee income increased by $3 million quarter-over-quarter as a result of volume gains in several areas. Loan related fee income increased by $2 million including higher commercial interest rate swap fees and higher SBA loan sale gains. For the SBA fiscal year ended September 30, Berkshire’s team ranked as the 18th largest lender in the country for SBA 7A loan originations, advancing from 28th position last year. Deposit fee income increased quarter-over-quarter by $1 million including income from acquired SI Financial operations.

The provision for loan losses increased to $22.6 million in the most recent quarter, compared to $3.5 million in the prior quarter. This increase included $16 million provided for the previously mentioned charge-off, together with a write-down of a nonperforming commercial real estate loan which was disclosed in prior periods.

Total non-interest expense from continuing operations decreased quarter-over-quarter by $6 million, due to a $6 million reduction in merger related expenses. Net of merger and other non-core charges, the non-GAAP measure of core expense increased quarter-over-quarter by $1 million, or 2%. A $1.9 million rebate of FDIC premiums benefited expense by 3% during the quarter. The positive operating leverage driven by the 8% revenue increase resulted in an improvement in the efficiency ratio to 53.4% from 56.4% quarter-over quarter. With the completion of the SI Financial systems integration in early October on time and on plan, the Company is expecting to complete its targeted merger related cost saves by year-end. Full-time equivalent staff in continuing operations totaled 1,594 positions at period-end, compared to 1,621 at the start of the quarter. The effective tax rate was 17% in the third quarter, down from 18% in the prior quarter, due to the decrease in taxable income.

The FCLS national mortgage banking operations contributed $0.04 in non-core EPS in the most recent quarter, compared to $0.03 in the prior quarter. Mortgage banking fees totaled $15 million in the quarter, which was up 14% over the prior quarter and 63% year-over-year. The company generated $1.1 billion in residential mortgages in the most recent quarter. Due to the decision to sell the FCLS operations, they are accounted for as discontinued in the financial statements, and most references to revenue and expense refer to continuing operations and exclude FCLS revenue and expense.

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BE FIRST PROGRAM UPDATE

Expanding our base of commercial and individual customers. Including our new SI Financial operations, Berkshire has a strong geographic footprint throughout the Northeast. This footprint provides an array of diverse market demographics which provide significant opportunity for expansion. Berkshire Bank is pursuing a number of initiatives to increase market share among demographics that have typically been left behind by traditional banks (and their products/services), with a particular focus on African Americans and Latinos.

Pilot Projects to support minority business enterprises. Berkshire Bank is creating storefronts in traditionally minority communities/downtown areas to provide access to working space, business advice and financial products. The first storefront is being developed in Roxbury, MA and there are plans to expand these storefronts in our footprint and selectively in adjacent markets. In the third quarter, the Bank launched the “Friends and Family” fund in coordination with the Runway Project to provide seed capital to minority business enterprises funded by CD products offered for this purpose. The Bank is also taking a leadership role in the Boston area Business Equity Fund, which provides rigorously vetted traditional loan products to minority business enterprises that have participated in the existing Business Equity Initiative.

Efforts to better connect Berkshire Bank to minority communities. The Bank is sponsoring and actively participating in community-based events, including the Dimock Community Health Center (Stepping Out), NAACP (Freedom Fund Dinner), LGBT Chamber, Union Chapel Speaker series, and the Black Economic Alliance.

Enhancing diversity, equity and inclusion initiatives within Berkshire Bank. The Bank is focusing on bank products, services and operations that are conducted in a way that draws minority customers. The Bank is participating in the CEO Action for Diversity and Inclusion. Earlier this year, the Bank launched its Be FIRST values program, which is being enhanced throughout the year.

INVESTOR CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Tuesday, October 29, 2019 to discuss the results for the quarter and provide guidance about expected future results. Participants are encouraged to pre-register for the conference call using the following link:  http://dpregister.com/10135510. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call.  Participants may pre-register at any time prior to the call, and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of our website at http://ir.berkshirebank.com. Those parties who do not have internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-844-792-3726 and asking the Operator to join the Berkshire Hills Bancorp (BHLB) earnings call. A telephone replay of the call will be available through Tuesday, November 5, 2019 by dialing 877-344-7529 and entering access number 10135510.  The webcast will be available on Berkshire's website for an extended period of time.

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BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank which is transforming into a 21st century community bank with a culture of belonging. Headquartered in Boston, Berkshire operates 132 banking offices in seven Northeastern states, with approximately $13.5 billion in assets.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on pages F-9 and F-10 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, merger costs, restructuring costs, and discontinued operations. Merger costs consist primarily of severance/benefit related expenses, contract termination costs, systems conversion costs, variable compensation expenses, and professional fees. Merger costs in 2018 and 2019 are primarily related to the acquisitions of Commerce Bancshares Corp. and SI Financial Group. Restructuring costs generally consist of costs and losses associated with the disposition of assets and liabilities and lease terminations, including costs related to branch sales. Restructuring costs also include severance and consulting expenses related to the Company’s strategic review. Discontinued operations are the Company’s national mortgage banking operations for which the Company is pursuing sale opportunities. In 2018, the Company recorded $8 million in charges related to the restructuring of banking systems vendor relationships. The Company recorded a $3 million cost in 2018 for the settlement of an existing legal proceeding with a plaintiff claiming to be representing a class of depositors. Non-core charges in 2018 also included a $1.5 million net charge related to the CEO transition.

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Non-core adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to core income. The efficiency ratio is adjusted for non-core revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.

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CONTACTS

Investor Relations Contact

David Gonci; Capital Markets Director; 413-281-1973

Media Contact

Diana Pisciotta; Communications Contact; 617-784-5256

TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Income
F-5	Statements of Operations (Five Quarter Trend)
F-6	Average Yields and Costs
F-7	Average Balances
F-8	Asset Quality Analysis
F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)
F-10	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Year-to-Date)

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BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

	At or for the Quarters Ended (1)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2019	2019 (2)	2019	2018	2018
PER SHARE DATA
Net earnings per common share, diluted	$0.44	$0.52	$0.51	$0.31	$0.70
Core earnings per common share, diluted (3)	0.46	0.65	0.60	0.69	0.72
Total book value per common share	34.36	34.05	33.75	33.30	32.84
Tangible book value per common share (3)	22.42	22.25	21.66	21.15	20.68
Market price at period end	29.29	31.39	27.24	26.97	40.70
Dividends per common share	0.23	0.23	0.23	0.22	0.22
Dividends per preferred share	0.46	0.46	0.46	0.44	0.44

PERFORMANCE RATIOS (4)
Return on assets	0.67%	0.79%	0.78%	0.47%	1.08%
Core return on assets (3)	0.71	1.01	0.92	1.07	1.12
Return on equity	5.12	6.07	5.97	3.61	8.27
Core return on equity (3)	5.35	7.67	7.00	8.09	8.49
Core return on tangible common equity (3)	8.74	12.21	11.44	13.21	14.02
Net interest margin, fully taxable equivalent (FTE) (5)(6)	3.22	3.19	3.17	3.41	3.32
Fee income/Net interest and fee income from continuing operations	17.61	16.20	17.56	15.59	18.06
Efficiency ratio (3)	53.37	56.41	59.54	54.88	52.20

GROWTH (Year-to-date)
Total commercial loans (organic, annualized)	(9)%	(10)%	(3)%	6%	5%
Total loans (organic, annualized)	(9)	(9)	(4)	9	10
Total deposits (organic, annualized)	2	6	8	3	0
Total net revenues from continuing operations (compared to prior year)	4	1	3	17	22
Earnings per common share (compared to prior year)	(26)	(20)	(7)	65	28
Core earnings per common share (compared to prior year)(3)	(18)	(9)	(8)	32	37

FINANCIAL DATA (in millions)
Total assets	$13,532	$13,653	$12,173	$12,212	$12,030
Total earning assets	12,174	12,343	11,039	11,140	10,957
Total securities	1,861	1,905	1,881	1,919	1,918
Total loans	9,719	9,942	8,947	9,043	8,905
Allowance for loan losses	62	62	62	61	58
Total intangible assets	602	603	551	552	553
Total deposits	10,423	10,566	9,166	8,982	8,766
Total shareholders' equity	1,772	1,779	1,577	1,553	1,532
Net income	22.6	25.4	23.6	14.3	32.2
Core income (3)	23.7	32.1	27.7	32.0	33.1
Purchase accounting accretion	4.8	3.2	1.3	8.2	4.6

ASSET QUALITY AND CONDITION RATIOS
Net charge-offs (current quarter annualized)/average loans	0.92%	0.14%	0.15%	0.17%	0.19%
Total non-performing assets/total assets	0.28	0.27	0.26	0.28	0.30
Allowance for loan losses/total loans	0.64	0.63	0.69	0.68	0.66
Loans/deposits	93	94	98	101	102
Shareholders' equity to total assets	13.10	13.03	12.95	12.72	12.74
Tangible shareholders' equity to tangible assets (3)	9.05	9.01	8.83	8.59	8.53

(1)	Reconciliations of non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10.
(2)	The Company acquired SI Financial Group, Inc. on May 17, 2019.
(3)	Non-GAAP financial measure. Core measurements are non-GAAP financial measures that are adjusted to exclude net non-core charges primarily related to acquisitions and restructuring activities. See pages F-9 and F-10 for reconciliations of non-GAAP financial measures.
(4)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(5)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(6)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the most recent quarter and ending with the earliest quarter: 0.16%, 0.11%, 0.05%, 0.30%, 0.17%.

F-1

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	September 30,	June 30,	December 31,
(in thousands)	2019	2019	2018
Assets
Cash and due from banks	$121,629	$100,588	$100,972
Short-term investments	180,466	128,718	82,217
Total cash and short-term investments	302,095	229,306	183,189

Trading security	11,145	11,210	11,212
Marketable equity securities, at fair value	59,596	59,578	56,638
Securities available for sale, at fair value	1,369,604	1,410,078	1,399,647
Securities held to maturity, at amortized cost	364,675	364,463	373,763
Federal Home Loan Bank stock and other restricted securities	56,049	59,356	77,344
Total securities	1,861,069	1,904,685	1,918,604

Loans held for sale	204,900	184,810	2,183

Commercial real estate loans	4,028,461	4,005,347	3,400,221
Commercial and industrial loans	1,845,086	1,987,297	1,980,046
Residential mortgages	2,838,657	2,882,380	2,566,424
Consumer loans	1,006,437	1,066,804	1,096,562
Total loans	9,718,641	9,941,828	9,043,253
Less: Allowance for loan losses	(62,230)	(62,156)	(61,469)
Net loans	9,656,411	9,879,672	8,981,784

Premises and equipment, net	123,195	121,619	106,500
Other real estate owned	-	154	-
Goodwill	554,704	554,704	518,325
Other intangible assets	47,198	48,724	33,418
Cash surrender value of bank-owned life insurance	227,085	227,458	190,609
Deferred tax asset, net	49,543	51,118	42,434
Other assets	263,464	238,950	120,926
Assets from discontinued operations	242,279	212,745	114,259
Total assets	$13,531,943	$13,653,945	$12,212,231

Liabilities and shareholders' equity
Demand deposits	$1,887,621	$1,827,016	$1,603,019
NOW and other deposits	1,267,057	997,685	1,122,321
Money market deposits	2,478,947	2,811,158	2,245,195
Savings deposits	831,972	848,699	724,129
Time deposits	3,957,721	4,081,398	3,287,717
Total deposits	10,423,318	10,565,956	8,982,381

Senior borrowings	904,149	904,814	1,428,298
Subordinated borrowings	96,991	96,927	89,518
Total borrowings	1,001,140	1,001,741	1,517,816

Other liabilities	301,647	280,155	149,519
Liabilities from discontinued operations	33,614	26,256	9,597
Total liabilities	11,759,719	11,874,108	10,659,313

Preferred shareholders' equity	40,633	40,633	40,633
Common shareholders' equity	1,731,591	1,739,204	1,512,285
Total shareholders' equity	1,772,224	1,779,837	1,552,918
Total liabilities and shareholders' equity	$13,531,943	$13,653,945	$12,212,231

Net common shares outstanding	50,394	51,045	45,417

F-2

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

					Organic Annualized Growth % (1)
(in millions)	September 30, 2019 Balance	June 30, 2019 Balance	Acquired Savings Institute Balances (2)	December 31, 2018 Balance	Quarter ended September 30, 2019	Year to Date
Total commercial real estate	$4,029	$4,006	$624	$3,400	2%	0%
Commercial and industrial loans	1,845	1,987	244	1,980	(29)	(26)
Total commercial loans	5,874	5,993	868	5,380	(8)	(9)

Total residential mortgages	2,839	2,882	375	2,566	(6)	(5)

Home equity	394	404	58	377	(10)	(15)
Auto and other	612	663	2	720	(31)	(20)
Total consumer loans	1,006	1,067	60	1,097	(23)	(18)
Total loans	$9,719	$9,942	$1,303	$9,043	(9)%	(9)%

(1) Non-GAAP financial measure.

(2) The acquired balances for Savings Institute are as of May 17, 2019.

DEPOSIT ANALYSIS

					Organic Annualized Growth % (1)
(in millions)	September 30, 2019 Balance	June 30, 2019 Balance	Acquired Savings Institute Balances (2)	December 31, 2018 Balance	Quarter ended September 30, 2019	Year to Date
Demand	$1,887	$1,827	$258	$1,603	13%	2%
NOW and other	1,267	998	138	1,122	108	1
Money market	2,479	2,811	190	2,245	(47)	3
Savings	832	849	164	724	(8)	(10)
Time deposits	3,958	4,081	585	3,288	(12)	3
Total deposits	$10,423	$10,566	$1,335	$8,982	(5)%	2%

(1) Non-GAAP financial measure.

(2) The acquired balances for Savings Institute are as of May 17, 2019.

F-3

  BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2019	2018	2019	2018
Interest and dividend income from continuing operations
Loans	$118,371	$102,651	$338,012	$294,646
Securities and other	15,354	14,918	46,060	44,553
Total interest and dividend income	133,725	117,569	384,072	339,199
Interest expense from continuing operations
Deposits	31,501	21,460	86,396	54,553
Borrowings	5,353	7,724	23,751	21,212
Total interest expense	36,854	29,184	110,147	75,765
Net interest income from continuing operations	96,871	88,385	273,925	263,434
Non-interest income from continuing operations
Mortgage banking originations	292	15	616	487
Loan related income	6,493	7,246	17,318	18,068
Deposit related fees	8,705	7,004	23,088	22,675
Insurance commissions and fees	2,895	2,930	8,486	8,504
Wealth management fees	2,325	2,283	7,114	7,160
Total fee income	20,710	19,478	56,622	56,894
Other	609	468	1,363	1,891
Securities gains/(losses), net	87	88	2,655	(696)
Gain on sale of business operations and assets, net	-	-	-	460
Total non-interest income	21,406	20,034	60,640	58,549
Total net revenue from continuing operations	118,277	108,419	334,565	321,983
Provision for loan losses	22,600	6,628	30,068	18,735
Non-interest expense from continuing operations
Compensation and benefits	37,272	31,746	105,551	99,092
Occupancy and equipment	9,893	9,145	28,788	27,561
Technology and communications	6,849	7,507	19,821	21,044
Marketing and promotion	1,006	1,167	3,428	3,473
Professional services	2,282	1,481	8,510	4,041
FDIC premiums and assessments	-	1,640	3,390	4,246
Other real estate owned and foreclosures	150	(1)	150	67
Amortization of intangible assets	1,526	1,218	4,201	3,732
Merger, restructuring and other expense	4,163	198	22,333	6,138
Other	7,870	5,526	23,398	17,126
Total non-interest expense	71,011	59,627	219,570	186,520

Income from continuing operations before income taxes	$24,666	$42,164	$84,927	$116,728
Income tax expense	4,007	9,095	16,042	24,577
Net income from continuing operations	$20,659	$33,069	$68,885	$92,151

Income/(loss) from discontinued operations before income taxes	$2,747	$(1,147)	$3,975	$(883)
Income tax expense/(benefit)	790	(305)	1,161	(238)
Net income/(loss) from discontinued operations	$1,957	$(842)	$2,814	$(645)

Net income	$22,616	$32,227	$71,699	$91,506
Preferred stock dividend	240	230	720	689
Income available to common shareholders	$22,376	$31,997	$70,979	$90,817

Basic earnings per common share:
Continuing Operations	$0.40	$0.72	$1.41	$2.00
Discontinued Operations	0.04	(0.02)	0.06	(0.01)
Total	$0.44	$0.70	$1.47	$1.99

Diluted earnings per common share:
Continuing Operations	$0.40	$0.72	$1.40	$1.99
Discontinued Operations	0.04	(0.02)	0.06	(0.01)
Total	$0.44	$0.70	$1.46	$1.98

Weighted average shares outstanding:
Basic	51,422	46,030	48,846	46,009
Diluted	51,545	46,263	48,987	46,226

F-4

 BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (5 Quarter Trend) - UNAUDITED - (F-5)

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands, except per share data)	2019	2019	2019	2018	2018
Interest and dividend income from continuing operations
Loans	$118,371	$113,990	$105,651	$111,576	$102,651
Securities and other	15,354	15,248	15,458	15,119	14,918
Total interest and dividend income	133,725	129,238	121,109	126,695	117,569
Interest expense from continuing operations
Deposits	31,501	28,273	26,622	23,811	21,460
Borrowings	5,353	9,370	9,028	10,118	7,724
Total interest expense	36,854	37,643	35,650	33,929	29,184
Net interest income from continuing operations	96,871	91,595	85,459	92,766	88,385
Non-interest income from continuing operations
Mortgage banking originations	292	278	46	148	15
Loan related income	6,493	4,822	6,003	5,087	7,246
Deposit related fees	8,705	7,525	6,858	7,131	7,004
Insurance commissions and fees	2,895	2,738	2,853	2,479	2,930
Wealth management fees	2,325	2,348	2,441	2,287	2,283
Total fee income	20,710	17,711	18,201	17,132	19,478
Other	609	(216)	970	1,666	468
Securities gains/(losses), net	87	17	2,551	(3,023)	88
(Loss) on sale of business operations and assets, net	-	-	-	-	-
Total non-interest income	21,406	17,512	21,722	15,775	20,034
Total net revenue from continuing operations	118,277	109,107	107,181	108,541	108,419
Provision for loan losses	22,600	3,467	4,001	6,716	6,628
Non-interest expense from continuing operations
Compensation and benefits	37,272	34,779	33,500	34,927	31,746
Occupancy and equipment	9,893	9,449	9,446	9,366	9,145
Technology and communications	6,849	6,715	6,257	6,103	7,507
Marketing and promotion	1,006	1,155	1,267	1,224	1,167
Professional services	2,282	3,953	2,275	3,302	1,481
FDIC premiums and assessments	-	1,751	1,639	1,488	1,640
Other real estate owned and foreclosures	150	(2)	2	1	(1)
Amortization of intangible assets	1,526	1,475	1,200	1,202	1,218
Merger, restructuring and other expense	4,163	11,155	7,015	16,006	198
Other	7,870	6,138	9,390	6,754	5,526
Total non-interest expense	71,011	76,568	71,991	80,373	59,627

Income from continuing operations before income taxes	$24,666	$29,072	$31,189	$21,452	$42,164
Income tax expense	4,007	5,118	6,917	4,384	9,095
Net income from continuing operations	$20,659	$23,954	$24,272	$17,068	$33,069

Income/(loss) from discontinued operations before income taxes	$2,747	$2,082	$(854)	$(3,884)	$(1,147)
Income tax expense/(benefit)	790	588	(217)	(1,075)	(305)
Net income/(loss) from discontinued operations	$1,957	$1,494	$(637)	$(2,809)	$(842)

Net income	$22,616	$25,448	$23,635	$14,259	$32,227
Preferred stock dividend	240	240	240	229	230
Income available to common shareholders	$22,376	$25,208	$23,395	$14,030	$31,997

Basic earnings per common share:
Continuing Operations	$0.40	$0.49	$0.52	$0.37	$0.72
Discontinued Operations	0.04	0.03	(0.01)	(0.06)	(0.02)
Total	$0.44	$0.52	$0.51	$0.31	$0.70

Diluted earnings per common share:
Continuing Operations	$0.40	$0.49	$0.52	$0.37	$0.72
Discontinued Operations	0.04	0.03	(0.01)	(0.06)	(0.02)
Total	$0.44	$0.52	$0.51	$0.31	$0.70

Weighted average shares outstanding:
Basic	51,422	48,961	46,113	46,061	46,030
Diluted	51,545	49,114	46,261	46,240	46,263

F-5

BERKSHIRE HILLS BANCORP, INC.

AVERAGE YIELDS AND COSTS (Fully Taxable Equivalent - Annualized) - UNAUDITED - (F-6)

	Quarters Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2019	2019	2019	2018	2018
Earning assets
Loans:
Commercial real estate	4.92%	5.01%	4.91%	5.40%	4.67%
Commercial and industrial loans	5.58	5.79	5.83	5.97	6.22
Residential mortgages	3.73	3.74	3.74	3.72	3.66
Consumer loans	4.55	4.52	4.45	4.52	4.27
Total loans	4.67	4.76	4.73	4.94	4.66
Securities	3.41	3.38	3.46	3.34	3.32
Short-term investments and loans held for sale	4.11	3.37	3.59	3.74	3.82
Total earning assets	4.45	4.51	4.49	4.64	4.41

Funding liabilities
Deposits:
NOW and other	0.61	0.66	0.65	0.59	0.58
Money market	1.27	1.27	1.23	1.10	0.92
Savings	0.13	0.15	0.18	0.16	0.15
Time	2.02	2.06	2.07	1.93	1.76
Total interest-bearing deposits	1.43	1.44	1.44	1.31	1.18
Borrowings	3.12	2.92	2.85	2.67	2.42
Total interest-bearing liabilities	1.57	1.66	1.65	1.55	1.38

Net interest spread	2.88	2.85	2.84	3.09	3.03
Net interest margin	3.22	3.19	3.17	3.41	3.32

Cost of funds (1)	1.32	1.41	1.41	1.31	1.16
Cost of deposits	1.18	1.18	1.19	1.07	0.96

(1) Cost of funds includes all deposits and borrowings.

F-6

 BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES - UNAUDITED - (F-7)

	Quarters Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)	2019	2019	2019	2018	2018
Assets
Loans
Commercial real estate	$3,998,144	$3,716,130	$3,377,902	$3,373,936	$3,331,097
Commercial and industrial loans	1,951,205	2,056,384	1,986,792	1,921,361	1,824,369
Residential mortgages	2,849,216	2,711,348	2,556,299	2,539,592	2,459,943
Consumer loans	1,035,893	1,064,579	1,079,583	1,112,433	1,120,942
Total loans (1)	9,834,458	9,548,441	9,000,576	8,947,322	8,736,351
Securities (2)	1,846,985	1,893,298	1,895,768	1,933,891	1,928,851
Short-term investments and loans held for sale	309,897	117,029	67,367	51,827	47,752
Total earning assets (3)	11,991,340	11,558,768	10,963,711	10,933,040	10,712,954
Goodwill and other intangible assets	603,762	555,606	550,966	552,206	554,359
Other assets	668,218	593,917	557,442	494,377	501,739
Assets from discontinued operations	204,339	192,466	115,721	101,464	141,443
Total assets	$13,467,659	$12,900,757	$12,187,840	$12,081,087	$11,910,495

Liabilities and shareholders' equity
Deposits
NOW and other	$1,111,637	$1,053,335	$963,043	$920,225	$844,888
Money market	2,624,639	2,474,071	2,378,496	2,339,699	2,348,516
Savings	838,445	780,797	736,707	728,853	740,765
Time	4,158,688	3,593,022	3,429,375	3,229,521	3,274,518
Total interest-bearing deposits	8,733,409	7,901,225	7,507,621	7,218,298	7,208,687
Borrowings	805,035	1,415,614	1,351,834	1,566,478	1,363,914
Total interest-bearing liabilities	9,538,444	9,316,839	8,859,455	8,784,776	8,572,601
Non-interest-bearing demand deposits	1,864,964	1,673,560	1,538,767	1,579,013	1,635,564
Other liabilities	267,922	215,704	192,119	127,370	132,521
Liabilities from discontinued operations	28,206	18,434	13,962	8,854	11,880
Total liabilities	11,699,536	11,224,537	10,604,303	10,500,013	10,352,566

Preferred shareholders' equity	40,633	40,633	40,633	40,633	40,633
Common shareholders' equity	1,727,490	1,635,587	1,542,904	1,540,441	1,517,296
Total shareholders' equity	1,768,123	1,676,220	1,583,537	1,581,074	1,557,929
Total liabilities and shareholders' equity	$13,467,659	$12,900,757	$12,187,840	$12,081,087	$11,910,495

Supplementary data
Total average non-maturity deposits	$6,439,685	$5,981,763	$5,617,013	$5,567,790	$5,569,733
Total average deposits	10,598,373	9,574,785	9,046,388	8,797,311	8,844,251
Fully taxable equivalent income adjustment	1,826	1,882	1,809	1,763	1,807
Total average tangible equity (4)	1,164,361	1,120,614	1,032,571	1,028,868	1,003,570

(1) Total loans include non-accruing loans.

(2) Average balances for securities available-for-sale are based on amortized cost.

(3) Excludes discontinued operations for presentation purposes. Performance ratios are calculated including the impact of discontinued operations.

(4) See page F-9 for details on the calculation of total average tangible equity.

F-7

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - UNAUDITED - (F-8)

	At or for the Quarters Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)	2019	2019	2019	2018	2018
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$15,829	$19,366	$18,513	$20,371	$22,639
Commercial and industrial loans	12,224	9,256	5,614	6,003	4,914
Residential mortgages	3,062	3,579	2,341	2,217	2,683
Consumer loans	5,191	3,570	4,038	3,834	4,401
Total non-accruing loans	36,306	35,771	30,506	32,425	34,637
Other real estate owned	-	154	-	-	-
Repossessed assets	1,003	874	742	1,209	1,069
Total non-performing assets	$37,309	$36,799	$31,248	$33,634	$35,706

Total non-accruing loans/total loans	0.37%	0.36%	0.34%	0.36%	0.39%
Total non-performing assets/total assets	0.28%	0.27%	0.26%	0.28%	0.30%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$62,156	$62,038	$61,469	$58,457	$55,925
Charged-off loans	(23,524)	(3,966)	(4,579)	(4,029)	(4,471)
Recoveries on charged-off loans	998	617	1,147	325	375
Net loans charged-off	(22,526)	(3,349)	(3,432)	(3,704)	(4,096)
Provision for loan losses	22,600	3,467	4,001	6,716	6,628
Balance at end of period	$62,230	$62,156	$62,038	$61,469	$58,457

Allowance for loan losses/total loans	0.64%	0.63%	0.69%	0.68%	0.66%
Allowance for loan losses/non-accruing loans	171%	174%	203%	190%	169%

NET LOAN CHARGE-OFFS
Commercial real estate	$(2,759)	$(1,235)	$(752)	$(1,357)	$(3,074)
Commercial and industrial loans	(18,850)	(995)	(1,580)	(1,538)	(189)
Residential mortgages	(140)	(139)	(95)	(108)	61
Home equity	(71)	(300)	(257)	(116)	(242)
Auto and other consumer	(706)	(680)	(748)	(585)	(652)
Total, net	$(22,526)	$(3,349)	$(3,432)	$(3,704)	$(4,096)

Net charge-offs (QTD annualized)/average loans	0.92%	0.14%	0.15%	0.17%	0.19%
Net charge-offs (YTD annualized)/average loans	0.41%	0.15%	0.15%	0.18%	0.19%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.26%	0.20%	0.22%	0.27%	0.38%
90+ Days delinquent and still accruing	0.29%	0.28%	0.23%	0.22%	0.22%
Total accruing delinquent loans	0.55%	0.48%	0.45%	0.49%	0.60%
Non-accruing loans	0.37%	0.36%	0.34%	0.36%	0.39%
Total delinquent and non-accruing loans	0.92%	0.84%	0.79%	0.85%	0.99%

F-8

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-9)

		At or for the Quarters Ended
		Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)		2019	2019	2019	2018	2018
Net income		$22,616	$25,448	$23,635	$14,259	$32,227
Adj: Net securities (gains)/losses (1)		(87)	(17)	(2,551)	3,023	(88)
Adj: Net (gains) on sale of business operations and assets		-	-	-	-	-
Adj: Merger and acquisition expense		3,802	9,711	1,609	2,792	198
Adj: Restructuring expense and other expense		361	1,444	5,406	1,822	-
Adj: Legal settlements		-	-	-	3,000	-
Adj: Systems vendor restructuring costs		-	-	-	8,379	-
Adj: (Income)/loss from discontinued operations before income taxes		(2,747)	(2,082)	854	3,884	1,147
Adj: Income taxes		(281)	(2,385)	(1,223)	(5,185)	(397)
Total core income (2)	(A)	$23,664	$32,119	$27,730	$31,974	$33,087

Total revenue from continuing operations		$118,277	$109,107	$107,181	$108,541	$108,419
Adj: Net securities (gains)/losses (1)		(87)	(17)	(2,551)	3,023	(88)
Adj: Net (gains) on sale of business operations and assets		-	-	-	-	-
Total core revenue (2)	(B)	$118,190	$109,090	$104,630	$111,564	$108,331

Total non-interest expense from continuing operations		$71,011	$76,568	$71,991	$80,373	$59,627
Less: Merger, restructuring and other expense (see above)		(4,163)	(11,155)	(7,015)	(4,614)	(198)
Less: Legal settlements		-	-	-	(3,000)	-
Less: Systems vendor restructuring costs		-	-	-	(8,379)	-
Core non-interest expense (2)	(C)	$66,848	$65,413	$64,976	$64,380	$59,429

(in millions, except per share data)
Total average assets	(D)	$13,468	$12,901	$12,188	$12,081	$11,910
Total average shareholders' equity	(E)	1,768	1,676	1,584	1,581	1,558
Total average tangible shareholders' equity (2)	(F)	1,164	1,121	1,033	1,029	1,004
Total average tangible common shareholders' equity (2)	(G)	1,124	1,080	992	988	963
Total tangible shareholders' equity, period-end (2)(3)	(H)	1,170	1,176	1,026	1,001	979
Total tangible common shareholders' equity, period-end (2)(3)	(I)	1,130	1,136	986	961	939
Total tangible assets, period-end (2)(3)	(J)	12,930	13,051	11,623	11,660	11,477

Total common shares outstanding, period-end (thousands)	(K)	50,394	51,045	45,522	45,417	45,420
Average diluted shares outstanding (thousands)	(L)	51,545	49,114	46,261	46,240	46,263

Core earnings per common share, diluted (2)	(A/L)	$0.46	$0.65	$0.60	$0.69	$0.72
Tangible book value per common share, period-end (2)	(I/K)	22.42	22.25	21.66	21.15	20.68
Total tangible shareholders' equity/total tangible assets (2)	(H)/(J)	9.05	9.01	8.83	8.59	8.53

Performance ratios (4)
GAAP return on assets		0.67%	0.79%	0.78	0.47%	1.08%
Core return on assets (2)		0.71	1.01	0.92	1.07	1.12
GAAP return on equity		5.12	6.07	5.97	3.61	8.27
Core return on equity (2)	(A/E)	5.35	7.67	7.00	8.09	8.49
Core return on tangible common equity (2)(5)	(A+O)/(G)	8.74	12.21	11.44	13.21	14.02
Efficiency ratio (2)(6)	(C-O)/(B+M+P)	53.37	56.41	59.54	54.88	52.20
Net interest margin		3.22	3.19	3.17	3.41	3.32

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(M)	$2,382	$2,381	$684	$1,787	$1,374
Non-interest income charge on tax-credit investments (8)	(N)	(1,942)	(1,938)	(579)	(1,610)	(1,112)
Net income on tax-credit investments	(M+N)	440	443	105	177	262

Intangible amortization	(O)	$1,526	$1,475	$1,200	$1,202	$1,218
Fully taxable equivalent income adjustment	(P)	1,826	1,882	1,809	1,763	1,807

(1)	Net securities (gains)/losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking total assets less the intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Core return on tangible equity is computed by dividing the total core income adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

F-9

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA - UNAUDITED - (F-10)

		At or for the Nine Months Ended
		Sept. 30,	Sept. 30,
(Dollars in thousands)		2019	2018
Net income		$71,699	$91,506
Adj: Net securities(gains)/losses (1)		(2,655)	696
Adj: Net (gains) on sale of business operations and assets		-	(460)
Adj: Merger and acquisition expenses		15,122	6,138
Adj: Restructuring expense and other		7,211	-
Adj: (Income)/loss from discontinued operations before income taxes		(3,975)	883
Adj: Income taxes		(3,889)	(1,917)
Total core income (2)	(A)	$83,513	$96,846

Total revenue from continuing operations		$334,565	$321,983
Adj: Net securities(gains)/losses (1)		(2,655)	696
Adj: Net (gains) on sale of business operations and assets		-	(460)
Total core revenue (2)	(B)	$331,910	$322,219
Total non-interest expense from continuing operations		$219,570	$186,520
Less: Merger, restructuring and other expense (see above)		(22,333)	(6,138)
Core non-interest expense (2)	(C)	$197,237	$180,382

(in millions, except per share data)
Total average assets	(D)	$12,857	$11,687
Total average shareholders' equity	(E)	1,677	1,534
Total average tangible shareholders' equity (2)	(F)	1,106	978
Total average tangible common shareholders' equity (2)	(G)	1,066	937
Total tangible shareholders' equity, period-end (2)(3)	(H)	1,170	979
Total tangible common shareholders' equity, period-end (2)(3)	(I)	1,130	939
Total tangible assets, period-end (2)(3)	(J)	12,930	11,477
Total common shares outstanding, period-end (thousands)	(K)	50,394	45,420
Average diluted shares outstanding (thousands)	(L)	48,987	46,226
Core earnings per common share, diluted (2)	(A/L)	$1.70	$2.08
Tangible book value per common share, period-end (2)	(I/K)	22.42	20.68
Total tangible shareholders' equity/total tangible assets (2)	(H)/(J)	9.05	8.53

Performance ratios (4)
GAAP return on assets		0.74%	1.05%
Core return on assets (2)	(A/D)	0.88	1.12
GAAP return on equity		5.70	7.96
Core return on equity (2)	(A/E)	6.64	8.42
Core return on tangible common equity (2)(5)	(A+O)/(G)	10.74	14.07
Efficiency ratio (2)(6)	(C-O)/(B+M+P)	56.30	53.21
Net interest margin		3.19	3.39

Supplementary data
Tax benefit on tax-credit investments (7)	(M)	$5,447	$4,089
Non-interest income charge on tax-credit investments (8)	(N)	(4,459)	(3,212)
Net income on tax-credit investments	(M+N)	988	877

Intangible amortization	(O)	4,201	3,732
Fully taxable equivalent income adjustment	(P)	5,517	5,660

(1)	Net securities (gains)/losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking total assets less the intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Core return on tangible equity is computed by dividing the total core income adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.

(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

F-10